EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-133629, 333-133630, 333-135746, 333-143247, 333-149671, 333-157173, 333-156839, 333-173261, 333-192618, 333-179257, 333-205483, and 333-160121) and on Form S-8 (Nos. 333-143590, 333-176476, 333-190796, and 333-206326) of BioDelivery Sciences International, Inc. of our report dated June 1, 2017 relating to the statement of revenues and direct expenses of the BELBUCA® Product Line of Endo Pharmaceuticals, Inc., which appears in this Current Report on Form 8-K/A of BioDelivery Sciences International, Inc.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 1, 2017